EXHIBIT 99.1

Letter of William S. Gorin

Dear Colleagues —

I wanted to let you know that I was very recently diagnosed with cancer, and will begin treatment shortly at Memorial Sloan Kettering Cancer Center a few blocks away from the office.

Having met with my doctors and laid out a treatment schedule, I wanted to let each and every one of you know that I will remain in my role as CEO of MFA Financial and will continue to be actively involved in our business.  I could not be more excited about the future of this organization, and I plan to continue applying the same commitment to my job, to MFA and to all of our stakeholders moving ahead.

As you all know, Craig [Knutson, MFA’s President and COO,] and I have always worked closely on developing and implementing all strategic aspects of our business, and that will not change.  MFA will continue to run as usual, and I will continue to rely on his and the rest of the management team’s partnership and guidance during my treatment.  The company’s Board of Directors has been fully briefed and is very supportive.  We have outstanding people throughout the organization, and we move forward with confidence as we work to continue to deliver strong results for our stockholders.

I want to thank my family, friends, colleagues and the Board for their support during this time.

I appreciate your support and want to thank each of you for the outstanding work you do day-in and day-out.  As always, I am truly proud to be part of MFA and am honored to be working with such an exceptional group of people.

Sincerely,

Bill